Exhibit 11.

United Community Bancshares, Inc. and Subsidiaries
Computation of Earnings per Share
(Unaudited)

                                                            Six Months Ended
                                                                  June 30,
                                                         1997               1996
                                                         ----               ----
Primary and fully diluted:
   Weighted average number of common shares
      outstanding                                       600,239          545,862
   Net effect of assumed exercise of stock options
      based on treasury stock method                         -                 - (1)
                                                        -------          -------
                                                        600,239          545,862
                                                        =======          =======

   Net income                                        $2,536,839       $2,281,471

   Net income per common share                            $4.23            $4.18


(1) Common stock equivalents are excluded because the aggregate dilution from the common stock equivalents is less than three percent of earnings per share outstanding.